As filed with the Securities and Exchange Commission on May 15, 2008

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSURANT, INC.

(Exact Name of Issuer as Specified in its Charter)

Delaware	39-1126612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Chase Manhattan Plaza, 41st Floor

New York, NY 10005

(212) 859-7000

(Address, including zip code, and telephone number of Principal Executive Offices)

Assurant, Inc. Long Term Equity Incentive Plan

(Full Titles of the Plans)

Bart Schwartz, Esq.

Executive Vice President, Chief Legal Officer and Secretary

Assurant, Inc.

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

Telephone: (212) 859-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jeannemarie O’Brien, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	3,400,000(1)	$65.15(2)	$221,510,000(2)	$8,706(2)

(1)	Includes an aggregate of 3,400,000 shares to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. Long Term Equity Incentive Plan, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plans.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 12, 2008.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Assurant, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Bart Schwartz, Esq. at the address and telephone number on the cover of this Registration Statement.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed with the Commission on March 3, 2008;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007;

(3) The description of Common Stock contained in Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed with the Commission on January 10, 2005, under the heading “Description of Share Capital,” including all amendments or reports filed for the purpose of updating such description;

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s certificate of incorporation and by-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or the stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

See Exhibit Index, which is incorporated here by reference.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 15, 2008.

ASSURANT, INC.

By:	/s/ Robert B. Pollock
Robert B. Pollock
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Pollock and Bart Schwartz, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Robert B. Pollock	President and Chief Executive	May 6, 2008
Robert B. Pollock	Officer and Director (Principal Executive Officer)

/s/ Michael J. Peninger	Executive Vice President and	May 6, 2008
Michael J. Peninger	Interim Chief Financial Officer (Principal Financial Officer)

/s/ John A. Sondej	Senior Vice President and Controller	May 6, 2008
John A. Sondej	(Principal Accounting Officer)

/s/ John Michael Palms	Director	May 6, 2008
John Michael Palms

/s/ Robert J. Blendon	Director	May 6, 2008
Robert J. Blendon

/s/ Beth L. Bronner	Director	April 16, 2008
Beth L. Bronner

/s/ Howard L. Carver	Director	May 6, 2008
Howard L. Carver

/s/ Juan N. Cento	Director	April 17, 2008
Juan N. Cento

/s/ Allen R. Freedman	Director	April 16, 2008
Allen R. Freedman

/s/ David B. Kelso	Director	May 6, 2008
David B. Kelso

/s/ Charles J. Koch	Director	April 15, 2008
Charles J. Koch

/s/ H. Carroll Mackin	Director	April 17, 2008
H. Carroll Mackin

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-109984) and amendments thereto, originally filed on January 13, 2004)

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K originally filed on January 25, 2008)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the securities being registered

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

99.1	Assurant, Inc. Long Term Equity Incentive Plan